EXHIBIT 97

ECB BANCORP, INC.

RECOUPMENT/CLAWBACK POLICY

1.
Policy Purpose; Effective Date and Retroactive Application. The purpose of this ECB Bancorp, Inc. (the “Company”) Recoupment/Clawback Policy (this “Policy”) is to enable the Company to recoup Erroneously Awarded Compensation in the event that the Company is required to prepare an Accounting Restatement.This Policy is designed to comply with, and shall be interpreted in a manner consistent with, Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 under the Exchange Act and Nasdaq Listing Rule 5608 (the “Listing Rule”). This Policy is effective upon adoption by the Board of Directors of the Company (“Board”).The Policy shall apply to any Incentive-Based Compensation that is received by an Executive Officer on or after the Effective Date, even if such Incentive-Based Compensation was approved, awarded, granted or paid to an Executive Officer prior to the Effective Date, and, subject to the terms stated in this Policy, the Committee may affect recoupment under this Policy from any amount of compensation approved, awarded, granted, payable or paid to the Covered Executive prior to, on or after the Effective Date. Unless otherwise defined in this Policy, capitalized terms shall have the meaning set forth in Section 7.
2.
Policy Administration. This Policy shall be administered by the Joint Compensation Committee of the Boards of Directors of the Company and Everett Co-operative Bank (the “Committee”), unless otherwise determined by the Board. The Committee shall have full and final authority to make all determinations under this Policy, in each case to the extent permitted under the Listing Rule and in compliance with Section 409A of the Code. All determinations and decisions made by the Committee pursuant to the provisions of this Policy shall be final, conclusive and binding on all persons, including the Company, its affiliates, its stockholders and Executive Officers. Any action or inaction by the Committee with respect to an Executive Officer under this Policy shall not limit the Committee’s actions or decisions not to act with respect to any other Executive Officer under this Policy or under any similar policy, agreement or arrangement, nor shall any such action or inaction serve as a waiver of any rights the Company may have against any Executive Officer other than as set forth in this Policy.
3.
Policy Application. This Policy shall apply to all Incentive-Based Compensation received by a person: (a) after beginning service as an Executive Officer; (b) who served as an Executive Officer at any time during the performance period for such Incentive-Based Compensation; (c) while the Company had a class of securities listed on a national securities exchange or a national securities association; and (d) during the three (3) completed fiscal years immediately preceding the Accounting Restatement Date. In addition to such last three completed fiscal years, the immediately preceding clause (d) includes any transition period that results from a change in the Company’s fiscal year within or immediately following such three completed fiscal years; provided, however, that a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to twelve months shall be deemed a completed fiscal year. For purposes of this Section 3, Incentive-Based Compensation is deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of such period. For the avoidance of doubt, (i) Incentive-Based Compensation that is subject to both a Financial Reporting Measure vesting condition and a service-based vesting condition shall be considered received when the relevant Financial Reporting Measure is achieved, even if the Incentive-Based Compensation continues to be subject to the service-based vesting condition and (ii) compensatory awards that vest solely by reference to the completion of a service period, that are discretionary or that are based on the attainment of goals unrelated to Financial Reporting Measures are not Incentive-Based Compensation for purposes of this Policy.
4.
Recoupment Requirement. In the event of an Accounting Restatement, the Company must recoup, reasonably promptly, Erroneously Awarded Compensation, in amounts determined pursuant to this Policy. The Company’s obligation to recoup Erroneously Awarded Compensation is not dependent on if or when the Company files restated financial statements. Recoupment under this Policy with respect to an Executive Officer shall not require the finding of any misconduct by such Executive Officer or a finding that such Executive Officer is responsible for the accounting error leading to an Accounting Restatement. In the event of an Accounting Restatement, the Company shall satisfy the Company’s obligations under this Policy to recoup any amount owed from any applicable Executive Officer by exercising its sole and absolute discretion in how to accomplish such recoupment, to the extent permitted under the Listing Rule and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Code. By way of example, the method of recoupment may include, without limitation, any of the following: (i) seeking reimbursement of all or part of any cash or equity-based award; (ii) cancelling prior cash or equity-based awards, whether vested or unvested or paid or unpaid; (iii) cancelling or offsetting against any planned future cash or equity-based awards; (iv) forfeiture of deferred compensation, subject to compliance with Section 409A of the Internal Revenue Code and the regulations thereunder; and (v) any other method authorized by applicable law or contract. For the avoidance of doubt, subject to compliance with applicable law, the Committee may affect recoupment under this Policy from any amount otherwise payable to an Executive Officer, including, without limitation, base salary, bonuses or commissions and compensation previously deferred by the Executive Officer.

The Company’s recoupment obligation pursuant to this Section 4 shall not apply to the extent that the Committee, or in the absence of the Committee, a majority of the independent directors serving on the Board, determines that and one of the following conditions is satisfied and, therefore, recoupment would be impracticable:

i.
The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recouped. Before concluding that it would be impracticable to recoup any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company must make a reasonable attempt to recoup such Erroneously Awarded Compensation, document such reasonable attempt(s) to recoup, and provide that documentation to the Stock Exchange; or
ii.
Recoupment would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the registrant, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Code.
5.
Prohibition on Indemnification and Insurance Reimbursement. The Company is prohibited from indemnifying any Executive Officer or former Executive Officer against the loss of Erroneously Awarded Compensation. Further, the Company is prohibited from paying or reimbursing an Executive Officer for purchasing insurance to cover any such loss.
6.
Required Filings. The Company shall file all disclosures with respect to this Policy and actions taken pursuant to this Policy in accordance with the requirements of the federal securities laws, including disclosures required by the Securities and Exchange Commission and NASDAQ.
7.
Definitions.

“Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

“Accounting Restatement Date” means the earlier to occur of: (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement or (ii) the date a court, regulatory agency, or other legally authorized body directs the Company to prepare an Accounting Restatement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended and any regulations promulgated under the Code.

“Erroneously Awarded Compensation” means, in the event of an Accounting Restatement, the amount of Incentive-Based Compensation previously received that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts in such Accounting Restatement. The amount of Erroneously Awarded Compensation shall be determined on a gross basis without regard to any taxes paid by the relevant Executive Officer; provided, however, that for Incentive-Based Compensation based on the Company’s stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement: (i) the amount of Erroneously Awarded Compensation shall be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received and (ii) the Company must maintain documentation of the determination of such reasonable estimate and provide such documentation to the Stock Exchange. In the case of Incentive-Based Compensation credited or contributed to a notional account balance, Erroneously Awarded Compensation shall the amount subject to recoupment and any earnings accrued on such amount through the date of recoupment.

“Executive Officer” means the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. An executive officer of the Company’s parent or subsidiary is deemed an “Executive Officer” if the executive officer performs policy making functions for the Company.

“Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure ; provided, however, that a Financial Reporting Measure is not required to be presented within the Company’s financial statements or included in a filing with the Securities and Exchange Commission to qualify as a “Financial Reporting Measure.” For purposes of this Policy, “Financial Reporting Measure” includes, but is not limited to, stock price and total shareholder return.

“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

“Stock Exchange” means the national stock exchange on which the Company’s common stock is listed.

8.
Acknowledgement. Each Executive Officer shall sign and return to the Company, within 30 calendar days following the later of (i) the effective date of this Policy first set forth above or (ii) the date the individual becomes an Executive Officer, the Acknowledgement Form attached hereto as Exhibit A, pursuant to which the Executive Officer agrees to be bound by, and to comply with, the terms and conditions of this Policy.
9.
Severability. To the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision shall be applied to the maximum extent permitted and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.
10.
Amendment; Termination. The Board may amend this Policy from time to time in its sole and absolute discretion and may amend this Policy as it deems necessary to comply the Listing Rule, to comply with (or maintain an exemption from the application of) Section 409A of the Code. The Board may terminate this Policy at any time, subject to applicable rules and regulations.
11.
Other Recoupment Obligations; General Rights. To the extent that the application of this Policy would provide for recoupment of Incentive-Based Compensation pursuant to Section 304 of the Sarbanes-Oxley Act or other recoupment obligations, the amount the relevant Executive Officer has already reimbursed the Company will be credited to the required recoupment under this Policy. This Policy shall not limit the rights of the Company to take any other actions or pursue other remedies that the Company may deem appropriate under the circumstances and under applicable law, in each case to the extent permitted under the Listing Rule and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Code. Nothing contained in this Policy shall limit the Company’s ability to seek recoupment, in appropriate circumstances (including circumstances beyond the scope of this Policy) and as permitted by applicable law, of any amounts from any individual, in each case to the extent permitted under the Listing Rule and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Code.
12.
Successors. This Policy is binding and enforceable against all Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.
13.
Governing Law. This Policy and all rights and obligations hereunder are governed by and construed in accordance with the laws of the State of Maryland, excluding any choice of law rules or principles that may direct the application of the laws of another jurisdiction.

Exhibit A

ECB BANCORP, INC.
RECOUPMENT/CLAWBACK POLICY

ACKNOWLEDGEMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the ECB Bancorp, Inc. (the “Company”) Recoupment/Clawback Policy (the “Policy”).

By signing this Acknowledgement, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation (as defined in the Policy) to the Company to the extent required by, and in a manner consistent with, the Policy.

Executive Officer

______________________

Signature

______________________

Printed Name

______________________

Date:__________________